Infrax Systems, Inc.
6365 53rd Street N.,
Pinellas Park, Florida 33781
(727) 498-8514

April 11, 2011

Mr. Patrick Gilmore
Division of Corporate Finance
Securities and Exchange Commission
Washington DC 20549

Re:                  Infrax Systems, Inc.
Form 10-K for the Fiscal Year Ended June 30, 2010
Filed September 28, 2010
File No. 000-52488

We are in receipt of your comment letter dated March 15, 2011 and request an extension for our response until April 18, 2011.

Thank you

/s/ Peter Messineo
Peter Messineo
Chief Financial Officer
Infrax Systems, Inc.